Exhibit 4.1

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY. THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

Unless this Note is presented by an authorized representative of The Depository Trust Company, a New York corporation (55 Water Street, New York, New York) (“DTC”), to the Corporation or its agent for registration of transfer, exchange or payment, and this Note is registered in the name of Cede & Co. or such other name as requested by an authorized representative of DTC, and unless any payment is made to Cede & Co., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.

THIS NOTE IS NOT A SAVINGS ACCOUNT OR A DEPOSIT, IS NOT AN OBLIGATION OF OR GUARANTEED BY ANY BANKING OR NONBANKING AFFILIATE OF BANK OF AMERICA CORPORATION, AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

REGISTERED	$92,000,000

NUMBER I-	CUSIP 06050 MFS1

BANK OF AMERICA CORPORATION

MEDIUM-TERM SENIOR NOTE, SERIES K

(Indexed Note)

☐	SEE THE ATTACHED PRINCIPAL REPAYMENT AMOUNT RIDER for a description of the PRINCIPAL REPAYMENT AMOUNT and its method of calculation.

☒	SEE THE ATTACHED SUPPLEMENTAL REDEMPTION AMOUNT RIDER for a description of the SUPPLEMENTAL REDEMPTION AMOUNT and its method of calculation

ORIGINAL ISSUE DATE: May 26, 2006

MATURITY DATE: August 26, 2010

CALCULATION AGENT: Banc of America Securities LLC (“BAS”)

ADDITIONAL TERMS: See Supplemental Redemption Amount Rider

MINIMUM DENOMINATIONS: $1,000 and whole multiples of $1,000.

BANK OF AMERICA CORPORATION, a Delaware corporation (the “Corporation,” which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay on the Maturity Date to CEDE & CO., as nominee for The Depository Trust Company, or its registered assigns, (i) the principal amount of NINETY TWO MILLION DOLLARS ($92,000,000) and (ii) that supplemental redemption amount (the “Supplemental Redemption Amount”) calculated according to the terms of the attached Supplemental Redemption Amount Rider.

Any principal or Supplemental Redemption Amount not punctually paid or duly provided for shall be payable as provided in the Indenture. As used in this Note, “Business Day” means any weekday that is not a legal holiday in New York, New York, Charlotte, North Carolina or any other place of payment of this Note and that is not a date on which banking institutions in those cities or any other place of payment with respect to this Note are authorized or required by law or regulation to be closed.

The principal and Supplemental Redemption Amount on this Note are payable in immediately available funds in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts at the office or agency of the Corporation designated as provided in the Indenture; provided, however, that the principal and Supplemental Redemption Amount may be paid, at the option of the Corporation, by check mailed to the person entitled thereto at his address last appearing on the registry books of the Corporation relating to the Notes. Notwithstanding the preceding sentence, payments of the principal and Supplemental Redemption Amount payable on the Maturity Date will be made by wire transfer of immediately available funds to a designated account maintained in the United States upon (i) receipt of written notice by the Issuing and Paying Agent (as described on the reverse hereof) from the registered holder of this Note not less than one Business Day prior to the due date of such principal and (ii) presentation of this Note to The Bank of New York, as Issuing and Paying Agent, 101 Barclay Street, New York, New York 10286 (the “Corporate Trust Office”).

For both this Note and Notes issued in certificated form, the payment of principal and any other amounts due on or after the Maturity Date will be made only upon the presentation and surrender of such Note at the office of the Trustee or successor thereof, and with respect to this Note, in accordance with the procedures of DTC.

References herein to “U.S. dollars,” “U.S.$,” or “$” are to the coin or currency of the United States at the time of payment is legal tender for the payment of public and private debts.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof and on the attached Rider, which shall have the same effect as though fully set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee or an authenticating agent on behalf of the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Corporation has caused this Note to be duly executed, by manual or facsimile signature, under its corporate seal or a facsimile thereof.

BANK OF AMERICA CORPORATION

By:
[SEAL]	Title:	Senior Vice President
ATTEST:

By:
Title:	Assistant Secretary

Certificate of Authentication

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: May 26, 2006

THE BANK OF NEW YORK, as Trustee

By:
Authorized Signatory

[Reverse of Note]

BANK OF AMERICA CORPORATION

MEDIUM-TERM SENIOR NOTE, SERIES K

(Indexed Note)

SECTION 1. General. This Note is one of a duly authorized series of Securities of the Corporation unlimited in aggregate principal amount (herein called the “Notes”) issued and to be issued under an Indenture dated as of January 1, 1995 (herein called the “Indenture”), between the Corporation (successor in interest to NationsBank Corporation) and The Bank of New York, as Trustee (successor in interest to U.S. Bank Trust National Association, successor trustee to BankAmerica National Trust Company, herein called the “Trustee,” which term includes any successor trustee under the Indenture), as supplemented by a First Supplemental Indenture dated as of September 18, 1998, a Second Supplemental Indenture dated as of May 7, 2001, a Third Supplemental Indenture dated as of July 28, 2004, and a Fourth Supplemental Indenture dated as of April 28, 2006, to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights thereunder of the Corporation, the Trustee, and the holders of the Notes, and the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is also one of the Notes designated as the Corporation’s Senior Medium-Term Notes, Series K, initially limited in aggregate principal amount to $10,000,000,000. The Trustee initially shall act as Security Registrar, Transfer Agent, and Issuing and Paying Agent in connection with the Notes. The Notes may bear different dates, mature at different times, bear interest at different rates, and vary in such other ways as are provided in the Indenture.

SECTION 2. No Sinking Fund. This Note is not subject to any sinking fund.

SECTION 3. Redemption. This Note is not redeemable prior to the Maturity Date.

SECTION 5. Defeasance. The provisions of Article Fourteen of the Indenture do not apply to Securities of this Series.

SECTION 6. Events of Default. If an Event of Default (defined in the Indenture as (a) the Corporation’s failure to pay the principal of (or premium, if any, on) the Notes; (b) the Corporation’s failure to pay interest on the Notes within 30 calendar days after the same becomes due; (c) the Corporation’s breach of its other covenants contained in this Note or in the Indenture, which breach is not cured within 90 calendar days after written notice by the Trustee or the holders of at least 25% in outstanding principal amount of all Securities issued under the Indenture and affected thereby; and (d) certain events involving the bankruptcy, insolvency or liquidation of the Corporation) shall occur with respect to the Notes, the principal of all the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

SECTION 7. Modifications and Waivers. The Indenture permits, with certain exceptions as therein provided, the amendment of the Indenture and the modification of the rights and obligations of the Corporation and the rights of the holders of the Notes under the Indenture at any time by the Corporation with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the Notes then outstanding and all other Securities then outstanding under the Indenture and affected by such amendment and modification. The Indenture also contains provisions permitting the holders of a majority in aggregate principal amount of the Notes then outstanding and all other Securities then outstanding under the Indenture and affected thereby, on behalf of the holders of all such Securities, to waive compliance by the Corporation with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the holder of this Note shall be conclusive and binding upon such holder and upon all future holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.

No recourse shall be had for the payment of the principal of, premium on (if any), or other amounts payable on this Note, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any incorporator, stockholder, officer, or director, as such, past, present, or future, of the Corporation or any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for issue hereof, expressly waived and released.

SECTION 8. Obligations Unconditional. No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay the principal of, premium (if any), and other amounts payable on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

SECTION 9. Authorized Denominations. The Notes are issuable only as registered Notes without coupons, and unless otherwise set forth above, only in denominations of $1,000 and whole multiples of $1,000. As provided in the Indenture, and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of different authorized denominations, as requested by the holder surrendering the same.

SECTION 10. Registration of Transfer. As provided in the Indenture and subject to certain limitations as therein set forth, the transfer of this Note is registrable in the register maintained by the Registrar, upon surrender of this Note for registration of transfer at the office or agency of the Corporation designated by it pursuant to the Indenture, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Corporation and the Trustee or the Security Registrar requiring such written instrument of transfer duly executed by, the registered holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

This Note is being issued by means of a book-entry system with no physical distribution of certificates to be made except as provided in the Indenture. The book-entry system maintained by The Depository Trust Company (“DTC”) will evidence ownership of the Notes, with transfers of ownership effected on the records of DTC and its participants pursuant to rules and procedures established by DTC and its participants. The Corporation will recognize Cede & Co., as nominee of DTC, while the registered holder of the Notes, as the owner of the Notes for all purposes, including payment of principal and the Supplemental Redemption Amount, notices, and voting. Transfer of principal and the Supplemental Redemption Amount to participants of DTC will be the responsibility of DTC, and transfer of principal and the Supplemental Redemption Amount payable to beneficial owners of the Notes by participants of DTC will be the responsibility of such participants and other nominees of such beneficial owners. So long as the book-entry system is in effect, the selection of any Notes to be redeemed will be determined by DTC pursuant to rules and procedures established by DTC and its participants. The Corporation will not be responsible or liable for such transfers or payments or for maintaining, supervising, or reviewing the records maintained by DTC, its participants, or persons acting through such participants.

This Note may be exchanged in whole, but not in part, for security-printed certificated Notes, only if (i) DTC notifies the Corporation or the Trustee that it is unwilling or unable to continue to act as depository for this Note in global form or if at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in either such case, a successor depository is not appointed by the Corporation within 60 calendar days, or (ii) the Corporation executes and delivers to the Trustee a written notification that this Note in global form shall be so exchangeable, or (iii) an Event of Default occurs and is continuing with respect to this Note in global form. In any such instance, an owner of a beneficial interest in this Note will be entitled to physical delivery in certificated form of Notes equal in principal amount to such beneficial interest and to have such Notes registered in its name. Unless otherwise set forth above, Notes so issued in certificated form will be issued in authorized denominations only and will be issued in registered form only, without coupons.

No service charge shall be made for any such registration of transfer or exchange, but the Corporation may require payment of a sum sufficient to cover any tax, assessment, or other governmental charge, including, without limitation, any withholding tax, payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Corporation, the Trustee, the Issuing and Paying Agent, and any agent of the Corporation, the Trustee or any Issuing and Paying Agent may treat the person in whose name this Note is registered as the owner hereof for all purposes.

SECTION 11. Defined Terms. All terms used in this Note which are not defined herein but are defined in the Indenture shall have the meanings assigned to them in the Indenture.

SECTION 12. Governing Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of the within Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM—	as tenants in common
TEN ENT—	as tenants by the entireties
JT TEN—	as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT— as Custodian for.
(Cust) (Minor)
Under Uniform Gifts to Minors Act

(State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

[PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS

INCLUDING ZIP CODE OF ASSIGNEE]

Please Insert Social Security or Other

                 Identifying Number of Assignee:

the within Note and all rights thereunder, hereby irrevocably constituting and appointing                                                   Attorney to transfer said Note on the books of the Corporation, with full power of substitution in the premises.

Dated:

NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of the within Note in every particular, without alteration or enlargement or any change whatever and must be guaranteed.

BANK OF AMERICA CORPORATION

Medium-Term Senior Note, Series K

SUPPLEMENTAL REDEMPTION AMOUNT RIDER

General

This Note is part of a series of medium-term notes entitled “Medium-Term Notes, Series K” issued under the Indenture, as described in the Prospectus dated April 14, 2004 and Prospectus Supplement dated April 15, 2004 and is designated as the Bank of America Corporation Return Linked Notes due August 26, 2010, Linked to a Basket of Three Indices. Certain capitalized terms used herein have the meanings ascribed to them in the Prospectus and the Prospectus Supplement.

Interest

The Notes will not pay any interest.

Payment at Maturity; Supplemental Redemption Amount

At maturity, the Corporation will determine and pay the principal amount of this Note and, under the circumstances described below, a “Supplemental Redemption Amount” calculated by reference to the performance of a group, or “Basket” of three selected stock indices over the term of this Note. The “Basket Indices” are the three selected stock indices that make up the Basket. The Basket Indices are the S&P 500® Index, the Dow Jones EURO STOXX 50SM Index, and the Nikkei 225 Index.

On May 23, 2006, or the “pricing date,” the Corporation priced the Notes. The Basket has an “Initial Basket Level” of 1,000. Each Basket Index represents a percentage of the Initial Basket Level on the pricing date. For each Basket Index, the Corporation set the “Index Ratio” and the “Index Weight” (as set forth in the table below). The Index Ratio for each Basket Index was set by (a) multiplying 1,000 by the applicable Index Weight and (b) dividing that product by the closing level of that Basket Index on the pricing date. The result was rounded to the nearest one hundred-thousandth. The Index Ratio for each Basket Index is subject to change only if certain events or adjustments affect the relevant Basket Index, as described below.

The “Basket Level” is the hypothetical value of the Basket that is determined at the close of any Business Day. The Basket Level equals the sum of the products of the closing level and the Index Ratio for each Basket Index, as determined by the Calculation Agent. The Basket Level will be rounded to the nearest one-hundredth.

The following table illustrates the Basket Indices and Index Ratios, as weighted below based on the closing level of each Basket Index on the pricing date to achieve a Basket Level of 1,000 on that date:

Basket Index	Closing Level on Pricing Date	Index Weight	Index Ratio
S&P 500® Index	1,256.58	33.33%	0.26527
Dow Jones EURO STOXX 50SM Index	3,620.28	33.33%	0.09207
Nikkei 225 Index	15,599.20	33.33%	0.02137

After the United States, European, and Japanese stock markets close on the valuation date (as defined below), the Calculation Agent will determine the Basket Return and any Supplemental Redemption Amount. At maturity, the holder of this Note will be paid the principal amount of this Note and any Supplemental Redemption Amount payable to the holder of this Note. The Supplemental Redemption Amount, if any, will be based upon the Basket Return, which will be calculated as follows:

The “Basket Return” shall equal:

Basket Percentage Change x Participation Rate

The “Basket Percentage Change” shall equal:

Final Basket Level – Initial Basket Level

Initial Basket Level

The result will be rounded to the nearest ten-thousandth of a decimal place and then expressed as a percentage.

The Participation Rate, as established on the pricing date, is equal to 100.00%. The “Final Basket Level” is the Basket Level on August 20, 2010, or the “valuation date.”

If the Basket Return is less than or equal to zero, then the Supplemental Redemption Amount will equal $0.00.

If the Basket Return is greater than zero, then the Supplemental Redemption Amount for each $1,000 principal amount of this Note will equal the product of:

$1,000 x Basket Return

This Note is principal protected. If the Basket Return does not exceed zero, the holder of this Note will receive only the principal amount at maturity.

“Trading Day” means any day, as determined by the Calculation Agent, on which the principal securities market (or markets) on which the constituent stocks of that Basket Index are open for trading. If the valuation date falls on a day that is not a Trading Day as to one or more Basket Indices, then the valuation date will be postponed to the first Trading Day thereafter, solely as to the applicable Basket Indices.

Event of Default

Upon the occurrence of an Event of Default (as defined in the Indenture), the amount that will be due and payable for each $1,000 principal amount of this Note upon acceleration of this Note will be equal to the $1,000 principal amount only. The holder of this Note will not be entitled to payment of any Supplemental Redemption Amount upon an Event of Default.

Market Disruption

Each of the following will be a “Market Disruption Event” if, in the sole opinion of the Calculation Agent, that event materially affects any of the Basket Indices:

•	the suspension, material limitation, or absence of the trading of a material number of stocks included in any of the Basket Indices;

•	the suspension or material limitation of the trading of stocks on one or more stock exchanges on which stocks included in any of the Basket Indices are quoted;

•	a breakdown or failure in the price and trade reporting systems of the respective primary markets on which the stocks included in any of the Basket Indices are quoted, as a result of which the reported trading prices for the affected stocks, during the last one-half hour before the close of trading in that market, are materially inaccurate; or

•	the suspension or material limitation of the trading of (a) options or futures relating to any of the Basket Indices on any options or futures exchanges or (b) options or futures generally.

For purposes of determining whether a Market Disruption Event has occurred:

•	a limitation on the number of hours or days of trading will not be a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

•	a limitation on trading imposed by reason of the movements in price exceeding the levels permitted by any relevant exchange will be a Market Disruption Event;

•	a decision to permanently discontinue trading in the relevant futures or options contracts will not constitute a Market Disruption Event; and

•	an absence of trading on an exchange or quotation system will not include any time when that exchange or quotation system is closed for trading under ordinary circumstances.

If a Market Disruption Event occurs or is continuing with respect to any Basket Index on a day that would otherwise be the valuation date, then, in order to calculate the Basket Level as of the valuation date, the Calculation Agent instead will use the closing level of the Basket Index on the first Trading Day after that day on which no Market Disruption Event occurs or is continuing as to that Basket Index. The Calculation Agent will use the closing level for each Basket Index that is not subject to a Market Disruption Event on the valuation date.

In no event will the determination of the closing level for any Basket Index subject to a Market Disruption Event be postponed by more than five Business Days. If any determination as to a Basket Index subject to a Market Disruption Event is postponed to the last possible day, but a Market Disruption Event occurs or is continuing on that day, that day nevertheless will be the valuation date as to that Basket Index, and the Calculation Agent will make a good faith estimate of the closing level of the Basket Index based upon its assessment of the level of the Basket Index at that time. If any determination of a closing level required to be made on the valuation date is postponed due to a Market Disruption Event, the Maturity Date for this Note also will be postponed by the same number of Business Days.

Discontinuance of the Basket Indices; Alteration of Method of Calculation

If the publication of any of the Basket Indices is discontinued and a successor or substitute index is published that the Calculation Agent determines, in its sole discretion, is comparable to the discontinued Basket Index (the new index being referred to as a “Successor Index”), then the relevant closing levels of the applicable Basket Index will be determined by reference to the closing level of the Successor Index.

If the Calculation Agent selects a Successor Index for any Basket Index, the Calculation Agent immediately will notify the Corporation and the Trustee, and the Trustee will provide written notice of a change to the holder of this Note within three Business Days of selection.

If the publication of a Basket Index or a Successor Index is discontinued, and the Calculation Agent determines that no Successor Index is available, then the Calculation Agent will notify the Corporation and the Trustee and will calculate the appropriate closing levels. These calculations by the Calculation Agent will be in accordance with the formula for and method of calculating the applicable Basket Index last in effect prior to that discontinuance. If a Successor Index is selected or the Calculation Agent calculates a level as a substitute for the applicable Basket Index, that Successor Index or level will be substituted for that Basket Index for all purposes, and the Calculation Agent will make an adjustment to the applicable Index Ratio as it determines to be necessary.

If at any time the method of calculating a Basket Index or a Successor Index, or the level of that index, is changed in a material respect, or if a Basket Index or a Successor Index in any other way is modified so that it does not, in the opinion of the Calculation Agent, fairly represent the level of the Basket Index or the Successor Index had those changes or modifications not been made, then, from and after that time, the Calculation Agent will notify the Corporation and the

Trustee. The Calculation Agent will make those calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of a stock index comparable to the applicable Basket Index or the Successor Index, as the case may be, as if those changes or modifications had not been made, and calculate the closing levels with reference to that Basket Index or the Successor Index, as adjusted. Accordingly, if the method of calculating a Basket Index or a Successor Index is modified so that its level is a fraction of what it would have been if it had not been modified (e.g., due to a split in an index), then the Calculation Agent will adjust the index in order to arrive at a level of the Basket Index or the Successor Index as if it had not been modified (e.g., as if the split had not occurred). The Calculation Agent also may determine that no adjustment is required by the modification of the method of calculation.

Role of the Calculation Agent

The Calculation Agent has the sole discretion to make all determinations regarding this Note, including determinations regarding the Basket Return, the Supplemental Redemption Amount, Market Disruption Events, Successor Indices, Business Days, and Trading Days. Absent manifest error, all determinations of the Calculation Agent will be final and binding on the holder of this Note and the Corporation, without any liability on the part of the Calculation Agent.

The Corporation has initially appointed its affiliate, Banc of America Securities LLC, as the Calculation Agent, but the Corporation may change the Calculation Agent at any time without notifying the holder of this Note.